        THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED           .

                                                                       VERSION 2
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED                , 199

GMAC    --   GRANTOR TRUST
$            % Asset Backed Certificates, Class A

CAPITAL AUTO RECEIVABLES, INC.
Seller

GENERAL MOTORS ACCEPTANCE CORPORATION
Servicer
CONSIDER CAREFULLY THE RISK
FACTORS BEGINNING ON PAGE
IN THIS PROSPECTUS
SUPPLEMENT AND THE RISK
FACTORS BEGINNING ON PAGE
IN THE PROSPECTUS.

The certificates represent
the beneficial interest in
the related trust only. The
certificates issued by any
trust do not represent
interests in, and are not
guaranteed by Capital Auto
Receivables, Inc., GMAC, or
any of their affiliates

This prospectus supplement
may be used to offer and
sell any certificates only
if accompanied by the
prospectus.
                                 THE CLASS A CERTIFICATES

                                 The trust will issue Class A Certificates as follows:

                                                                              %          $
                                       Principal Amount
                                       Price to Public(1)
                                       Underwriting Discount
                                       Proceeds to Seller

                                 (1) Plus accrued interest, if any, from
                                        .
                                 Principal and interest on the Class A
                                 Certificates will be payable on each monthly
                                 Distribution Date. Interest will begin accruing
                                 on        , 199 . The first Distribution Date
                                 will be        .
                                 CREDIT ENHANCEMENT
                                      $          in principal amount of Class B
                                 Certificates, which are subordinated to the Class A Certificates.

     Subordination Spread Account, with an initial balance of $       , which
will increase to at least $       .

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE CERTIFICATES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 [Underwriters]

                                             , 199

                IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN
           THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     We provide information to you about the Class A Certificates in two separate documents:

          (a) the accompanying prospectus, which provides general information.

          (b) this prospectus supplement, which will describe the specific terms of your Class A Certificates and the specific meanings that certain terms will have.

     IF THE TERMS OF THE CLASS A CERTIFICATES VARY BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

     You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with other or different information. We are not offering the Class A Certificates in any state where the offer is not permitted. We do not claim that the information in this prospectus supplement and the accompanying prospectus is accurate on any date other than the dates stated on their respective covers.

     The following Table of Contents and the Table of Contents in the accompanying prospectus provide the pages on which these captions are located.

     Capitalized terms used in this prospectus supplement are defined under the
caption "Glossary of Terms" beginning on page   in the accompanying prospectus.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                             PROSPECTUS SUPPLEMENT
THE CERTIFICATES............................................     S-4
THE RECEIVABLES POOL........................................     S-4
ERISA CONSIDERATIONS........................................     S-7
UNDERWRITING................................................     S-7
LEGAL OPINIONS..............................................     S-7
                                   PROSPECTUS
PROSPECTUS SUMMARY..........................................       3
RISK FACTORS................................................       6
THE TRUSTS..................................................       9
THE RECEIVABLES.............................................      10
WEIGHTED AVERAGE LIFE OF THE CERTIFICATES...................      11
CLASS A POOL FACTOR AND TRADING INFORMATION.................      11
USE OF PROCEEDS.............................................      11
THE SELLER..................................................      12
THE SERVICER................................................      12
THE CERTIFICATES............................................      13
CERTAIN LEGAL ASPECTS OF THE RECEIVABLES....................      28
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................      32
ERISA CONSIDERATIONS........................................      35
PLAN OF DISTRIBUTION........................................      37
LEGAL OPINIONS..............................................      38
REPORTS TO CERTIFICATEHOLDERS...............................      38
WHERE YOU CAN FIND MORE INFORMATION.........................      38
INCORPORATION BY REFERENCE..................................      38
GLOSSARY OF TERMS...........................................      40

                                THE CERTIFICATES

     The GMAC 19  -  Grantor Trust will issue a series of certificates
consisting of two classes, entitled   % Asset Backed Certificates, Class A and
  % Asset Backed Certificates, Class B. We are not offering the Class B Certificates for sale; initially, Capital Auto Receivables, Inc. will own them.

     We have set forth below certain specific information about the Class A Certificates and the GMAC 19 - Grantor Trust. You can only understand this information by reading the accompanying prospectus. The prospectus provides the context in which the following terms are used.

GENERAL
Aggregate Amount Financed...................................    $
Cutoff Date.................................................                , 19
Closing Date................................................                , 19
Trustee
Basic Servicing Fee Rate....................................                    %
Final Distribution Date.....................................                , 20
CERTIFICATE TERMS
Class A Percentage..........................................                    %
Class B Percentage..........................................                    %
Initial Class A Certificate Balance.........................    $
Initial Class B Certificate Balance.........................    $
Pass Through Rate...........................................                    %
Subordinations
Subordination Initial Deposit...............................    $
Minimum Subordination Spread Amount.........................    $
Maximum Subordination Spread Amount.........................    $
Specified Subordination Percentage Trigger..................                    %
Subordination Spread Amount.................................    $
SUBORDINATION SPREAD TRIGGER................................    $

                              THE RECEIVABLES POOL

     The receivables to be included in the pool of receivables related to this series of certificates were selected from GMAC's portfolio based on several criteria, including that each such receivable:

     - has a first payment due date on or after          , 19  ;

     - has an original term of   to 60 months;

     - provides for finance charges at an annual percentage rate with the range specified in the second following table;

     - as of the Cutoff Date, was not more than 29 days past due; and

     - satisfies the other criteria set forth in the prospectus under "The Receivables."

     As of the Cutoff Date, Scheduled Interest Receivables represented
approximately   % of the pool of receivables by Aggregate [Amount Financed], with the remainder being Simple Interest Receivables.

     Approximately   % of the Aggregate [Amount Financed] of the receivables,
constituting   % of the number of receivables, as of the Cutoff Date, represent receivables
secured by new vehicles. The remainder are secured by used vehicles. The following tables describe the pool of receivables:

                     COMPOSITION OF THE POOL OF RECEIVABLES

Weighted Average Annual Percentage Rate of Receivables......      --%
Aggregate Amount Financed...................................    $ --
Number of Contracts in Pool.................................      --
Average Amount Financed.....................................    $ --
Weighted Average Original Maturity..........................            months
Weighted Average Remaining Maturity.........................            months
Schedule Weighted Average Life(1)...........................            months

-------------------------
(1) Based on Scheduled Payments due on and after the Cutoff Date and assuming that no prepayments on the receivables are made and that all payments on Simple Interest Receivables are received on their respective due dates.

       DISTRIBUTION BY ANNUAL PERCENTAGE RATE OF THE POOL OF RECEIVABLES

                                                                          PERCENTAGE OF
          ANNUAL PERCENTAGE              NUMBER OF                       AGGREGATE AMOUNT
             RATE RANGE                  CONTRACTS    AMOUNT FINANCED        FINANCED
          -----------------              ---------    ---------------    ----------------
6.00% to 7.00%.......................                 $                            %
7.01 to 8.00.........................
8.01 to 9.00.........................
9.01 to 10.00........................
10.01 to 11.00.......................
11.01 to 12.00.......................
12.01 to 13.00.......................
13.01 to 14.00.......................
14.01 to 15.00.......................
15.01 to 16.00.......................
16.01 to 17.00.......................
17.01 to 18.00.......................
18.01 to 19.00.......................
19.01 to 20.00.......................
          TOTAL......................                                         100.0%
                                          =======     ==============         =======

     The pool of receivables includes receivables originated in 46 states and the District of Columbia. The following table sets forth the percentage of the Aggregate Amount Financed in the states with the largest concentration of receivables. No other state
accounts for more than      % of the Aggregate Amount Financed.

                                                      PERCENTAGE OF
                                                        AGGREGATE
                    STATE(1)                         AMOUNT FINANCED
                    --------                         ---------------
               ..................................           --%
               ..................................           --%
               ..................................           --%
               ..................................           --%
               ..................................           --%

-------------------------
(1) Based on billing address of the obligors on the Receivables.

DELINQUENCIES, REPOSSESSIONS AND NET LOSSES

     The following table shows GMAC's experience in the United States for (1) delinquency on new and used retail car and light truck receivables, (2) repossessions and (3) net losses relating to GMAC's entire vehicle portfolio (including receivables previously sold by GMAC which it continues to service). There can be no assurance that the delinquency, repossession and net loss experience on the pool of receivables will be similar to GMAC's historical experience set forth below.

                                                           YEAR ENDED DECEMBER 31
                                              ------------------------------------------------
                                              1997      1996       1995       1994       1993
     NEW AND USED VEHICLE CONTRACTS           ----      -----      -----      -----      -----
Total Retail Contracts Outstanding at
  End of the Period (in thousands)......        --      3,005      3,518      3,892      4,589
Average Daily Delinquency
31-60 Days..............................          %      3.14%      2.75%      2.32%      2.35%
61-90 Days..............................                 0.22       0.19       0.12       0.11
91 Days or More.........................                 0.03       0.02       0.02       0.02
Percent of Portfolio with Recourse to
  Dealers at End of the Period..........          %       1.9%       2.4%       3.6%       4.1%
Repossessions as a Percent of Average
  Number of Contracts Outstanding.......          %      3.59%      3.07%      2.31%      2.17%
Net Losses as a Percent of Liquidations
  (1)...................................          %      2.64%      1.57%      0.96%      1.03%
Net Losses as a Percent of Average
  Receivables (1).......................          %      1.58%      0.95%      0.57%      0.64%

-------------------------
(1) Percentages based on gross accounts receivable including unearned income.

     The net loss figures above reflect the fact that GMAC had recourse to dealers on a portion of its retail installment sale contracts. The percentage of the Aggregate Amount Financed with recourse to dealers in the pool of
receivables is      %. GMAC applies the same underwriting standards to the
purchase of contracts without regard to whether dealer recourse is provided. Based on its experience, GMAC believes that there is no material difference between the rates of delinquency and repossession on contracts with recourse against dealers as compared to contracts without recourse against dealers. However, the net loss experience of contracts without recourse against dealers is higher than that of contracts with recourse against dealers because, under its recourse obligation, the dealer is responsible to GMAC for payment of the unpaid balance of the contract, provided GMAC retakes the car from the obligor and returns it to the dealer within a specified time.

                              ERISA CONSIDERATIONS

     The exemption described in the prospectus under the caption "ERISA
Considerations" refers to the exemption granted to              [Prohibited
Transaction Exemption           ; Exemption Application No.           ;
          Fed. Reg.           (          )].

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement, the seller has agreed to sell to each of the underwriters named below, and each
of the underwriters, for whom              is acting as representative, has
severally agreed to purchase from the seller, the principal amount of Class A Certificates set forth opposite its name below:

                                                                AGGREGATE PRINCIPAL
                                                                     AMOUNT OF
                                                                CLASS A CERTIFICATES
                        UNDERWRITERS                              TO BE PURCHASED
                        ------------                            --------------------
                                                                      $
          Total.............................................          $

     The seller has been advised by the representative that the several underwriters propose initially to offer the Class A Certificates to the public at the price set forth on the cover page hereof, and to certain dealers at such
price less a concession not in excess of 0.     % of the Class A Certificate
denominations. The underwriters may allow and such dealers may reallow a
concession not in excess of 0.     % of the Class A Certificate denominations to
certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Class A Certificates in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Class A Certificates so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Certificates in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A Certificates originally sold by such syndicate member are purchased in a syndicate covering transaction. Suchover-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Class A Certificates to be higher than they would otherwise be in the absence of such transactions. Neither the seller nor any of the underwriters represent that the underwriters will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

                                 LEGAL OPINIONS

     In addition to the legal opinions described in the prospectus, certain legal matters relating to the certificates will be passed upon for the underwriters by Mayer, Brown & Platt. Mayer, Brown & Platt has from time to time represented, and is currently representing, General Motors Corporation and certain of its affiliates.

                           -------------------------

     Until                , 19  , all dealers effecting transactions in the
Class A Certificates, whether or not participating in this distribution, may be required to deliver a prospectus supplement and the prospectus to which it relates. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 $

                           GMAC 199  -  GRANTOR TRUST

                                   % ASSET BACKED
                             CERTIFICATES, CLASS A

                         CAPITAL AUTO RECEIVABLES, INC.
                                     SELLER

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                    SERVICER

                     -------------------------------------

                             PROSPECTUS SUPPLEMENT
                     -------------------------------------

                                            , 199

                                       48